1

For the fiscal year ended October 31, 2000.
File number:  811-09101
Prudential Tax-Managed Funds


                        SUB-ITEM 77D
        Policies With Respect to Security Investment


                   Prudential Mutual Funds

              Supplement dated August 30, 2000


     The following information supplements the
Prospectus of each of the Funds listed below.

ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS
(All   Funds  except  Prudential  Balanced   Fund,
Prudential Global
       Genesis    Fund,   Inc.   and    Prudential
International Bond Fund, Inc.)

     On August 22, 2000, subject to shareholder approval, the Board of Directors/Trustees approved the proposals summarized below. The proposals will be submitted for approval by shareholders of the Funds at an Annual or Special Meeting of Shareholders scheduled to be held on December 14, 2000.

Election of Directors/Trustees

     All Funds, except Prudential Diversified
Funds, Prudential Europe Growth Fund, Inc.,
Prudential Natural Resources Fund, Inc.,
Prudential Pacific Growth Fund, Inc. and
Prudential World Fund, Inc. The Board of
Directors/Trustees approved a proposal to elect
Saul F. Fenster, Delayne Dedrick Gold, Robert F.
Gunia, Douglas H. McCorkindale, W. Scott McDonald,
Thomas T. Mooney, Stephen P. Munn, David R.
Odenath, Jr., Richard A. Redeker, Robin B. Smith,
John R. Strangfeld, Louis A. Weil, III and Clay T.
Whitehead as Directors/Trustees of each of the Funds.

     Prudential Europe Growth Fund, Inc.,
Prudential Natural Resources Fund, Inc.,
Prudential Pacific Growth Fund, Inc. and
Prudential World Fund, Inc.  The Board of
Directors approved a proposal to elect Delayne
Dedrick Gold, Robert F. Gunia, Robert E. LaBlanc,
David R. Odenath, Jr., Robin B. Smith, Stephen
Stoneburn, John R. Strangfeld, Nancy H. Teeters and Clay T. Whitehead as Directors of each of the Funds.



How the Fund is Managed - Manager

     All Funds.  The Board of Directors/Trustees
approved a proposal under which the Board may
authorize Prudential Investments Fund Management
LLC (PIFM or the Manager), subject to certain
conditions, to enter into or amend subadvisory
agreements without obtaining further shareholder
approval.   One of the conditions is that
shareholders must first approve the grant of this ongoing authority to the Board of Directors/Trustees. The implementation of this proposal also is conditioned upon the receipt of exemptive relief from the Securities and Exchange
Commission.

     Subject to the satisfaction of these two conditions, which cannot be assured, the Manager would be permitted, with Board approval, to employ new subadvisers for a Fund (including subadvisers affiliated with PIFM), change the terms of a Fund's subadvisory agreements or enter into new subadvisory agreements with existing subadvisers.
Shareholders of a Fund would continue to have the right to terminate a subadvisory agreement for a Fund at any time by a vote of the majority of the outstanding voting securities of the Fund.
Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

     The Board of Directors/Trustees also approved
a  new investment advisory contract with PIFM.  If
shareholders  approves  this  new  contract,  PIFM
would  be  permitted to allocate and reallocate  a
Fund's   assets  among  the  Fund's   subadvisers,
including  The  Prudential Investment  Corporation
(PIC),  Jennison  Associates  LLC  (Jennison)  and
unaffiliated   subadvisers,   without    obtaining
further shareholder approval.


How the Fund is Managed - Investment Adviser(s)

      All  Funds  except  Prudential  Real  Estate
Securities  Fund.  The Board of Directors/Trustees
approved  an  interim subadvisory  agreement  with
Jennison,  a  direct, wholly-owned  subsidiary  of
PIC,  to manage up to 100% of the total assets  of
each  Fund as designated by the Manager.  Jennison
has  served as an investment adviser to investment
companies   since  1990.   Its  address   is   466
Lexington Avenue, New York, NY 10017.  As of  June
30,  2000,  Jennison  managed approximately  $63.5
billion in assets.  PIFM, the Fund's Manager,  has
responsibility   for   all   investment   advisory
services, supervises Jennison and pays Jennison for its services.

     The Board of Directors/Trustees also approved
a  new  subadvisory  agreement  with  Jennison  to
manage up to 100% of the total assets of each Fund
as  designated by the Manager and subject to Board
approval.   This agreement would take effect  only
after shareholder approval.

Borrowing

     All Funds. If approved by shareholders, each applicable Fund's investment restriction regarding borrowing would be modified to allow borrowing of up to 33-1/3% of a Fund's total assets and to delete the requirement that such borrowing can be made only from banks.

Investment in Securities of Other Investment
Companies

            All Funds.  If approved by
shareholders, each applicable Fund's investment restriction regarding the purchase of shares of investment companies would be modified to permit each Fund to invest in the shares of other registered investment companies as permitted under applicable law or by an order of the Commission.
To the extent that a Fund does invest in securities of other investment companies, shareholders may be subject to duplicate management and advisory fees.

Securities Lending

     All Funds.   If approved by shareholders,
each applicable Fund's investment restriction regarding securities lending would be modified to permit each Fund to make loans of portfolio securities in amounts up to 33-1/3% of the Fund's total assets and as permitted by an order of the Commission.

How the Fund is Managed - Portfolio Manager(s)

Prudential Equity Fund, Inc.

     Jeffrey P. Siegel, Bradley L. Goldberg,  CFA,
and  David  A.  Kiefer,  CFA,  are  the  portfolio
managers  of the Fund effective August  24,  2000.
Mr.  Siegel  is  an  Executive Vice  President  of
Jennison  since June 1999.  Previously he  was  at
TIAA-CREF  from 1988-1999, where he held positions
as  a  portfolio  manager and analyst.   Prior  to
joining  TIAA-CREF, Mr. Siegel was an analyst  for
Equitable Capital Management and held positions at
Chase Manhattan Bank and First Fidelity Bank.  Mr.
Siegel earned a B.A. from Rutgers University.  Mr.
Goldberg, an Executive Vice President of Jennison,
joined  Jennison in 1974 where he also  serves  as
Chairman of the Asset Allocation Committee.  Prior
to  joining Jennison, he served as Vice  President
and Group Head in the Investment Research Division
of  Bankers Trust Company.  He earned a B.S.  from
the  University of Illinois and an M.B.A. from New
York  University.  Mr. Goldberg holds a  Chartered
Financial   Analyst  (C.F.A.)  designation.    Mr.
Kiefer  is  a  Senior Vice President  of  Jennison
since  August 2000.  Previously, he was a Managing
Director of PIC and has been with Prudential since
1986.   Mr.  Kiefer earned a B.S.  from  Princeton
University  and  an M.B.A. from  Harvard  Business
School.   He  holds a Chartered Financial  Analyst
(C.F.A.) designation.




Prudential 20/20 Focus Fund

     Bradley  L.  Goldberg, CFA is  the  portfolio
manager  of the value sleeve of the Fund effective
September   2000.   Mr.  Goldberg's   professional
background is discussed above.

Prudential Equity Income Fund

      Thomas Kolefas, CFA and Bradley L. Goldberg,
CFA, are the portfolio managers of the Fund.   Mr.
Kolefas has managed the Fund since May 2000.   Mr.
Kolefas  is  a Senior Vice President  of  Jennison
since  September  2000.   Previously,  he  was   a
Managing Director and Senior Portfolio Manager  of
PIC.  He joined Prudential in May 2000 from Loomis
Sayles  Co.,  L.P., where he headed the  Large/Mid
Cap  Value  Team.  Prior to 1996, Mr. Kolefas  was
employed   by  Mackay  Shields  Financial   as   a
portfolio  manager  for five years.   Mr.  Kolefas
earned  a  B.S.  and  an  M.B.A.  from  New   York
University and holds a Chartered Financial Analyst
(C.F.A.) designation. Mr. Goldberg is expected to begin managing the portfolio in September 2000.
His professional background is discussed above.

Prudential Sector Funds, Inc. - Prudential Utility
Fund

     David A. Kiefer, CFA, Eric S. Philo, CFA, and
Shaun Hong are the portfolio managers of the  Fund
effective September 2000.  Mr. Kiefer has  managed
the  Fund  since 1994; his professional background
is discussed above.  Eric S. Philo joined Jennison
in  May 1996 after 13 years with Goldman, Sachs  &
Company.  At Goldman, Mr. Philo initially followed
a  variety  of companies and industries, including
capital goods, retailing, specialty and industrial
chemicals,  defense  electronics,  and   printing.
During  his  last  nine years there,  he  followed
publishing and media companies.  While at Goldman,
he  was  elected to Institutional Investor's  All-
Star Team every year since 1987 and was elected to
The  Wall  Street Journal All-Star  Stock  Picking
Team annually since its inception in 1993, ranking
number  one in his sector in 1994 and  1995.   Mr.
Philo  is  the  primary  author  of  a  piece   on
publishing     and    the    Internet     entitled
CyberPublishing:   A  New  Frontier   in   Content
Liquidity  (July  1995).  He earned  a  B.A.  from
George  Washington University and  an  M.B.A  from
Columbia  University Graduate School of  Business.
He  holds a CFA designation.  Shaun Hong is a Vice
President   of  Jennison  since  September   2000.
Previously  he  was  a Vice President  and  equity
research analyst of PIC. Prior to Prudential,  Mr.
Hong was employed as an analyst at Equinox Capital
Management   following   the   utility,   consumer
products, commodities and technology sectors  from
1994-1999.   Mr. Hong earned a B.S. from  Carnegie
Mellon University.  He holds a CFA designation.





OTHER MATTERS
(Prudential   Balanced  fund,  Prudential   Global
Genesis Fund, Inc. and
Prudential International Bond Fund, Inc.)

     Shareholders of Prudential Balanced Fund,
Prudential Global Genesis Fund, Inc. and
Prudential International Bond Fund, Inc. are each expected to vote on a proposal to reorganize or merge their Fund into another Prudential mutual fund prior to the shareholder meetings described above. If shareholders of these Funds do not approve the proposed reorganization or merger, shareholders of each Fund will likely be solicited to vote on the matters described above under "ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS".

     Listed below are the names of the Prudential
Mutual Funds and the dates of the Prospectus to which this Supplement relates.




     Name of the Fund
Prospectus Date


     Prudential Balanced Fund
October 4, 1999
     Prudential Diversified Funds
October 13, 1999
     Prudential Equity Fund, Inc.
March 1, 2000
     Prudential Equity Income Fund
January 20, 2000
     Prudential Europe Growth Fund, Inc.
June 30, 2000
     Prudential Global Total Return Fund, Inc.
March 8, 2000
     Prudential Index Series Fund
November 18, 1999
          Prudential Stock Index Fund
     Prudential International Bond Fund, Inc.
March 8, 2000
     Prudential Natural Resources Fund, Inc.
July 31, 2000
     Prudential Pacific Growth Fund, Inc.
January 19, 2000
     Prudential Real Estate Securities Fund
June 2, 2000
     Prudential Sector Funds, Inc.
March 30, 2000
          Prudential Financial Services Fund
          Prudential Health Sciences Fund
          Prudential Technology Fund
     Prudential Small Company Fund, Inc.
November 29, 1999
     Prudential Tax-Managed Funds
December 30, 1999
          Prudential Tax-Managed Equity Fund
     Prudential Tax-Managed Small-Cap Fund, Inc.
May 31, 2000
     Prudential U.S. Emerging Growth Fund, Inc.
January 20, 2000
     Prudential Utility Fund (a series of
February 1, 2000
          Prudential Sector Funds, Inc.)
     Prudential 20/20 Focus Fund
March 31, 2000
     Prudential World Fund, Inc.
          Prudential Global Growth Fund
February 2, 2000
          Prudential International Value Fund
February 2, 2000
          Prudential Jennison International Growth
Fund January 10, 2000
     The Prudential Investment Portfolios, Inc.
          Prudential Active Balanced Fund
December 2, 1999
          Prudential Jennison Equity Opportunity
Fund December 2, 1999
          Prudential Jennison Growth Fund
December 2, 1999


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